As filed with the Securities and Exchange Commission on August 14, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SLB N.V. (SLB LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao	52-0684746
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

42 rue Saint-Dominique Paris, France	75007

5599 San Felipe Houston, Texas, U.S.A.	77056

Parkstraat 83 The Hague, The Netherlands	2514 JG
(Addresses of Principal Executive Offices)	(Zip Codes)

2017 SLB OMNIBUS STOCK INCENTIVE PLAN

(Full title of the plan)

Dianne B. Ralston

Chief Legal Officer and Secretary

SLB N.V. (SLB Limited)

5599 San Felipe

Houston, Texas, U.S.A. 77056

(713) 513-2000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by SLB Limited (SLB N.V.), a Curaçao corporation (“SLB” or the “Registrant”), to register 43,401,574 shares of common stock, par value $0.01 per share, of SLB (“Common Stock”) issuable under the 2017 SLB Omnibus Stock Incentive Plan (as amended and restated, the “Plan”). This amount includes 3,401,574 shares of Common Stock that were subject to awards that expired, were cancelled, forfeited or otherwise terminated without shares being issued and are available for future grants under the Plan.

On April 8, 2026, shareholders of the Registrant approved an amendment and restatement to the Plan at the Registrant’s 2026 Annual General Meeting of Shareholders, which increased the number of shares available for issuance under the Plan by 40,000,000 shares. In addition, 1,139,233 shares authorized for issuance under the Plan remain registered on Form S-8 file number 333-261482.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

See Item 2.

Item 2. Registrant Information and Employee Plan Annual Information.

The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of Registrant information and other information required by Item 2 of Form S-8 will be sent or given to eligible employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant (SEC File No. 001-04601 unless otherwise indicated) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on January 23, 2026 (the “2025 Annual Report”);

(b)

the portions of the Registrant’s Definitive Proxy Statement for its 2026 Annual General Meeting of Shareholders that are incorporated by reference into the 2025 Annual Report, as filed with the SEC on February 26, 2026 (the “Proxy Statement”);

(c)	the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026 and June 30, 2026, as filed with the SEC on April 29, 2026 and July 29, 2026, respectively;

(d)	the Registrant’s Current Reports on Form 8-K filed with the SEC on April 8, 2026 and May 12, 2026; and

(e)	the description of the Common Stock contained in Exhibit 4.1 of the 2025 Annual Report, as subsequently amended or updated.

Each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 10 of the Articles of Incorporation and Article V of the Amended and Restated By-Laws of SLB contain provisions providing for indemnification of SLB’s directors, officers, employees and agents. Article 10 of the Articles of Incorporation permits (but does not require) SLB to indemnify directors, officers, employees and agents, except that indemnification is mandatory with respect to a current or former officer or director in the event of a “Change of Control” (as defined below) or if such current or former officer or director has been successful on the merits or otherwise in the defense of any action, suit or proceeding. Article V of SLB’s Amended and Restated By-Laws contains mandatory indemnification for current and former directors and officers as described below.

To the fullest extent permitted by applicable law, SLB will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of SLB) by reason of the fact that he or she is or was a director, officer, employee or agent of SLB, or is or was serving at the request of SLB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of SLB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of SLB, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

SLB is required to indemnify any current or former officer or director of SLB to the fullest extent allowed by the preceding paragraphs in the event of a “Change of Control.” “Change of Control” means a change in control of SLB, which will be deemed to have occurred if at any time:

•

any entity, person or organization is or becomes the legal or beneficial owner, directly or indirectly, of securities of SLB representing 30% or more of the combined voting power of SLB’s then outstanding shares without the prior approval of at least two-thirds of the members of SLB’s Board of Directors (the “SLB Board”) in office immediately prior to such entity, person or organization attaining such percentage interest;

•

SLB is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the SLB Board in office immediately prior to such transaction or event constitute less than a majority of the SLB Board thereafter; or

•

during any 15-month period, individuals who at the beginning of such period constituted the SLB Board (including for this purpose any new director whose election or nomination for election by SLB shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the SLB Board.

To the fullest extent permitted by applicable law, SLB will indemnify any current or former director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of SLB to procure a judgment in SLB’s favor by reason of the fact that such person is or was a director, officer, employee or agent of SLB, or is or was serving at the request of SLB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of SLB and except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been finally adjudged to be liable to SLB for improper conduct unless and only to the extent that the court in which that action or suit was brought or any other court having appropriate jurisdiction determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for those expenses, judgments, fines and amounts paid in settlement which the court in which the action or suit was brought or such other court having appropriate jurisdiction deems proper. SLB is required to indemnify any present or former officer or director to the fullest extent allowed by this paragraph in the event of a Change of Control (as defined above).

Any indemnification under the preceding three paragraphs (unless ordered by a court) may be extended to current or former employees or agents of SLB only as authorized by the Chief Executive Officer or by contract approved, or bylaws, resolution or other action adopted or taken, by the SLB Board or by SLB shareholders.

Expenses (including attorneys’ fees) incurred by a current or former director or a current officer in defending any civil or criminal, administrative or investigative action, suit or proceeding will be paid by SLB in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by SLB.

SLB may pay such expenses (including attorneys’ fees) incurred by former officers or other employees and agents upon such terms and conditions, if any, it deems appropriate.

The indemnification and advancement of expenses described above are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of that person.

SLB has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of SLB, or is or was serving at the request of SLB in such a capacity for another corporation, partnership, joint venture, trust or other enterprise or entity against any liability asserted against that person and incurred by that person in any of those capacities or arising out of such person’s status as such, whether or not SLB would have the power to indemnify such person against such liability.

References in this Item 6 to SLB include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or entity, stands in the same position with respect to the resulting or surviving corporation as such person would have had with respect to such constituent corporation if its separate existence had continued.

References in this Item 6 to “other enterprises” includes employee benefit plans; references to “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of SLB” includes any service as a director, officer, employee or agent of SLB which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner “not opposed to the best interests of SLB.”

A member of the SLB Board, or a member of any committee designated by the SLB Board, will, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of SLB and upon such information, opinions, reports or statements presented to SLB by any of SLB’s officers or employees, or committees of the SLB Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of SLB.

In addition, SLB maintains directors’ and officers’ liability insurance that insures against certain liabilities that the officers and directors of SLB may incur in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Description

4.1	Articles of Incorporation of SLB Limited (SLB N.V.) (incorporated by reference to Exhibit 3.1 to SLB’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025).

4.2	Amended and Restated By-Laws of SLB Limited (SLB N.V.) (incorporated by reference to Exhibit 3.2 to SLB’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025).

5	Opinion of STvB Advocaten (Europe), N.V.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of STvB Advocaten (Europe), N.V. (included in Exhibit 5).

24	Power of Attorney.

99	2017 SLB Omnibus Stock Incentive Plan, as amended and restated effective January 22, 2026 (incorporated by reference to Appendix B to the Proxy Statement).

107	Filing Fee Table.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this item do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 14, 2026.

SLB N.V.
(SLB Limited)

By:	/s/ HOWARD GUILD
Howard Guild
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 14, 2026 in the capacities indicated.

*	*
Olivier Le Peuch Chief Executive Officer and Director (Principal Executive Officer)	Jim Hackett Chairman of the Board

*	*
Stephane Biguet Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Samuel Leupold Director

/s/ HOWARD GUILD	*
Howard Guild Chief Accounting Officer (Principal Accounting Officer)	Maria Moræus Hanssen Director

*	*
Peter Coleman Director	Vanitha Narayanan Director

*	*
Patrick de La Chevardière Director	Jeff W. Sheets Director

*
Miguel M. Galuccio Director

* By:	/s/ DIANNE B. RALSTON
Dianne B. Ralston Chief Legal Officer and Secretary (Attorney-in-Fact and Authorized Representative in the U.S.)